FORM 8-K


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   Form 8-K
                                Current Report


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report
October 18, 1996

                          FIRST REPUBLIC BANCORP INC.
                          ---------------------------
            (Exact name of registrant as specified in its charter)


          Delaware                      0-15882                   94-2964497
          --------                      -------                   ----------
(State or other jurisdiction        (Commission               (IRS Employer
 of incorporation)                   File Number)           Identification No.)



                               388 Market Street
                             San Francisco, CA  94111
                             ------------------------
              (Address of principal executive office) (Zip Code)


                                (415) 392-1400
                                --------------
             (Registrant's telephone number, including area code)


                                Not applicable
                                --------------
          (Former name, former address, if changed since last report)

Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated October 17, 1996, concerning its earnings release for the third quarter and nine months ended September 30, 1996, as distributed on October 17, 1996.




                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    First Republic Bancorp Inc.
                                    (Registrant)



Date: October 18, 1996
                                    --------------------------
                                    Willis H. Newton, Jr.
                                    Senior Vice President and
                                    Chief Financial Officer

FOR IMMEDIATE RELEASE
---------------------

                           FIRST REPUBLIC BANCORP REPORTS
                     THIRD QUARTER AND NINE MONTHS 1996 RESULTS

                                                       Common Stock Symbol - FRC
                                                      New York/Pacific Exchanges

      San Francisco, California, October 17, 1996 - First Republic Bancorp Inc. today reported net income of $3,275,000 for the third quarter ended September 30, 1996, compared with $1,321,000 for the same quarter in 1995. For the third quarter, fully diluted earnings per share (EPS) was $0.36 for 1996, compared to $0.17 for 1995.

      Net income of $9,046,000 was reported for the first nine months of 1996, compared with a net loss of ($435,000) for the first nine months of 1995. For the nine month period, fully diluted earnings per share was $1.00 for 1996 compared to fully diluted earnings(loss) per share of ($0.06) for 1995.

      For both the third quarter and nine month periods of 1996, the increase in the Company's results, as compared to 1995, is attributed to an increased level of net interest income, to lower loan loss provisions, and to increased gains on the sale of loans.

      The Company's quarter-end ratio of capital to risk-adjusted assets was 14.6%. At September 30, 1996, total capital, including subordinated debentures and reserves, was $200,310,000. Tangible book value per share was $16.03 at September 30, 1996.

      Total assets of First Republic Bancorp Inc. were $2,122,168,000 at September 30, 1996. Substantially all of the Company's loan portfolio consists of first trust deed, real estate secured, California and Nevada loans, 84% of which are housing related and approximately 87% of which are adjustable within one year. The Company's asset growth continued to be focused on single family home loans, which represent 65% of the loan portfolio at September 30, 1996.

      At September 30, 1996, nonaccruing loans totalled $30,629,000 and foreclosed REO totalled $12,807,000, collectively 2.05% of total assets. Nonaccruing assets included $17,467,000 of loans and $3,623,000 of REO adversely impacted by the Los Angeles earthquake. During the quarter, the Company added $1,500,000 to its reserves and recorded chargeoffs, net of recoveries, of $2,553,000. At September 30, 1996, after such writedowns, the Company's reserves totalled $18,265,000, up from $18,068,000 at December 31, 1995.

      The Company's nonaccruing loans include $16,830,000 of loans on which interest payments were received during the third quarter at an average payment rate of 8.40% on their recorded investment. Most of these loans had been restructured by waiver or deferral of interest, by interest rate concessions, or by the forgiveness of principal in certain cases. As a result of the terms of these restructurings, such loans will be reported as nonaccrual until a satisfactory payment history is achieved and the Company believes its recorded investment in the loans is secure.

                                        MORE

FIRST REPUBLIC BANCORP INC.                                              Page 2

      At September 30, 1996, the Company had restructured performing loans of $7,377,000 and accruing single family loans more than 90 days past due of $3,638,000.

      The Company's deposits totalled $1,317,450,000 at September 30, 1996. The Company operates eleven retail branches in four metropolitan areas - San Francisco, Los Angeles, San Diego, and Las Vegas - with approximately $120,000,000 of average deposits per branch. At September 30, 1996, money market checking and passbook accounts represented 20% of total deposits.

      For the third quarter of 1996, total interest income increased to $40,423,000 from $36,090,000 in 1995, as a result of a larger average asset base earning a lower average rate. Net interest income increased to $11,698,000 in the third quarter of 1996, compared to $8,881,000 for the third quarter of 1995. The Company's net interest spread was 1.98% for the third quarter of 1996, compared to 1.68% for the third quarter of 1995. The Company's net interest income and net interest spread have increased since the third quarter of 1995 primarily as a result of lower average rates paid on deposits and borrowings.

      The Company's non-interest expense totalled $6,085,000 for the third quarter of 1996, compared to $5,374,000 for the same period in 1995. As a percentage of average assets, recurring general and administrative expenses were 1.14% for the third quarter of 1996 compared with 1.02% for the third quarter of 1995. For the first nine months, these expenses as a percentage of average assets were 1.12% in 1996 and 1.08% in 1995. The Company's operating efficiency ratio, or net non-interest expense as a percentage of net interest income and recurring non-interest income, was 45.1% for the first nine months of 1996 compared to 51.0% for the first nine months of 1995.

      For the third quarter of 1996, the Company originated $229,106,000 of loans compared with $154,567,000 for the same period in 1995. Total loans originated for the first nine months were $648,826,000 in 1996 compared with $433,123,000 in 1995. The Company sold $77,567,000 of loans during the third quarter of 1996, compared with $41,979,000 in the third quarter of 1995 and recorded net gains of $709,000 on these loan sales in the third quarter of 1996, compared to net gains of $9,000 during the third quarter of 1995. In 1996, gain on sale of loans includes gains of $743,000 in the third quarter and $1,120,000 for the first nine months resulting from recording the value of mortgage servicing rights retained on loans originated and sold under a new accounting pronouncement effective for 1996. The portfolio of real estate loans serviced for third-party investors was $806,778,000 at September 30, 1996, compared to $821,419,000 at September 30, 1995.

      First Republic Bancorp Inc. functions as a direct lender as well as a mortgage banker through two FDIC-insured, industrial bank subsidiaries chartered in California and Nevada. First Republic Thrift & Loan provides both loan and deposit services from ten locations in the San Francisco, Los Angeles, Beverly Hills, and San Diego areas. First Republic Savings Bank provides both loan and deposit services from its office located in Las Vegas, Nevada.

      In order to obtain operational and other efficiencies, the Company intends to merge First Republic Thrift & Loan into First Republic Savings Bank effective October 31, 1996. Subsequent to the merger, the Company will continue to provide the same products and services in all existing locations.

                                        MORE



FIRST REPUBLIC BANCORP INC.                                              Page 3

                                                            Three Months                         Nine Months
                                                         Ended September 30                   Ended September 30
                                                         ------------------                   ------------------
Financial Results                                    1996               1995               1996                1995
-----------------                                    ----               ----               ----                ----

Total Interest Income                          $    40,423,000    $    36,090,000    $   118,405,000     $   102,306,000

Net Interest Income                            $    11,697,000    $     8,881,000    $    34,745,000     $    24,747,000

Provision for Losses                           $     1,500,000    $     2,500,000    $     5,088,000     $    12,715,000

Net Income (Loss)                              $     3,275,000    $     1,321,000    $     9,046,000     $      (435,000)

Primary EPS                                    $          0.43    $          0.17    $          1.19     $         (0.06)
                                               ===============    ===============    ===============     ===============

Fully-diluted EPS                              $          0.36    $          0.17    $          1.00     $         (0.06)
                                               ===============    ===============    ===============     ===============

Weighted Average Shares:
  Primary                                            7,641,793          7,605,648          7,630,995           7,594,484
  Fully-diluted                                     10,263,213         10,129,927         10,207,226          10,127,290


Operating Information
---------------------
(*Data Annualized)

Loan Origination Volume                        $   229,106,000    $   154,567,000    $   648,826,000     $   433,123,000

Avg. Assets Per Employee                       $    12,851,000    $    12,554,000    $    12,701,000     $    12,342,000

Return on Average Assets*                                 0.63%              0.29%              0.60%             (0.03%)

Return on Average Common Equity*                         11.28%              4.96%             10.66%             (0.54%)

General and Administrative Expenses
  as % of Average Assets*                                 1.14%              1.02%              1.12%               1.08%


Rates Earned/Paid
-----------------
Yield on Investments                                      7.30%              6.98%              6.99%               6.74%

Yield on Loans                                            7.86%              8.16%              8.03%               7.90%
                                               ---------------    ---------------    ---------------     ---------------

Earning Assets Yield                                      7.80%              8.04%              7.93%               7.78%
                                               ===============    ===============    ===============     ===============

Cost of Deposits                                          5.67%              6.05%              5.76%               5.88%

Cost of Borrowings                                        6.14%              6.89%              6.26%               6.89%
                                               ---------------    ---------------    ---------------     ---------------

Liability Costs                                           5.83%              6.36%              5.93%               6.26%
                                               ===============    ===============    ===============     ===============

Net Interest Spread                                       1.98%              1.68%              1.99%               1.51%
                                               ===============    ===============    ===============     ===============

Margin on Earning Assets                                  2.30%              2.04%              2.33%               1.88%
                                               ===============    ===============    ===============     ===============

                                        MORE



FIRST REPUBLIC BANCORP INC.                                            Page 4
                                              As of September 30,
                                             -------------------
Financial Condition                         1996              1995
-------------------                         ----              ----

Total Loans                           $1,885,002,000    $1,626,464,000
                                      ==============    ==============

Total Assets                          $2,122,168,000    $1,842,464,000
                                      ==============    ==============

Loans Serviced for
 Investors                            $  806,778,000    $  821,419,000
                                      ==============    ==============

Total Deposits                        $1,317,450,000    $1,097,932,000
                                      ==============    ==============

Stockholders' Equity                  $  118,070,000    $  107,125,000

Senior Subordinated Debentures             9,966,000         9,974,000

Subordinated Debentures                   19,509,000        19,594,000

Convertible Subordinated Debentures       34,500,000        34,500,000

Reserves                                  18,265,000        17,454,000
                                      --------------    --------------

Total Capital                         $  200,310,000    $  188,647,000
                                      ==============    ==============

Capital-to-Risk-Adjusted Assets                14.62%            15.14%
                                      ==============    ==============

Tangible Stockholders'
  Equity Per Share                    $        16.03    $        14.56
                                      ==============    ==============


Number of Shares of
 Common Stock Actually Outstanding         7,361,488         7,350,446
                                           =========         =========


For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400

                              # # # # # # # # # # # # #